AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                                 SALES AGREEMENT


                           (With Commission Schedules)








AMERICAN SKANDIA LIFE ASSURANCE CORPORATION, Tower One, Corporate Drive.
P. 0. Box 883, Shelton, CT 06484

                                 SALES AGREEMENT
Definitions

1.1 "We," "Our" or "Us" refers to American Skandia Life Assurance Corporation and, with respect to contracts registered as securities with the SEC, Skandia Life Equity Sales Company, Inc., which serves as principal underwriter for such contracts.

l.2 "You" or "Your" refers to the person(s) or organization(s) being appointed under this contract as Our Dealer and named as such in the Schedule and to the extent, and only to the extent as set out in such Schedule, as our agent.

1.3 "Schedule" is (are) the specifications page(s) attached to and made part of this Sales Agreement.

1.4 "Contracts" are those Insurance and/or annuity plans set out in the Schedule.

1.5      "SEC" is the Securities and Exchange Commission.

1.6      "NASD" is the National Association of Securities Dealers, Inc.

1.7 "Broker/Dealer" and or "Dealer" is a broker/dealer registered with the SEC and a member of the NASD with respect to contracts registered as securities with the SEC. "Dealer" is an insurance agency or agent with respect to contracts not registered as securities with the SEC.

1.8      "Agreement" is this Sales Agreement.

1.9 "Home Office" is our office at Tower One, Corporate Drive, Shelton, Connecticut 06484-9932.

2.0      Appointment

        We hereby appoint you as Our Dealer for the solicitation and procurement of applications for Contracts in all states in which we are authorized to do business and in which You are properly licensed and appointed, without exclusive representation. You may also be appointed as Our agent for purposes of state insurance law, as set out in the agreement, or schedule hereto.

2.0      Authority

3.1 You have the power or authority to represent Us only to the extent expressly granted in the Agreement. No further power or authority is implied.

3.2 Nothing contained in this Agreement is intended to create a relationship of employee and employer between You and Us. You, and any agents appointed by You, are an Independent contractor in relation to Us. While You are free to exercise Your own judgment as to the time, place and means of performing all acts under this Agreement, all such actions must conform to all our regulations not unreasonably interfering with freedom of action or judgment.

3.3 This Agreement terminates any and all previous agreements between You and Us relating to the subject matter hereof. However, execution of this Agreement shall not affect any obligations which have already accrued under any prior agreement.

3 4 You are authorized to collect only the initial premiums for each line of business unless specifically set out in the Schedule.

3.5 You may procure and solicit applications for Contracts through agents appointed by you. Each such appointment is subject to Our approval. We are not liable and take on no obligations under any Contract between You and any agent unless We have agreed to do so in writing. Agents must be duly licensed for the appropriate lines of business under the applicable laws and by the proper authorities in each jurisdiction in which You propose to solicit and procure applications for Contracts. Agents must indicate in each application for a Contract that it has been solicited on Your behalf.

3.6 You must supervise any Agents you appoint for solicitation and procurement of Contracts. At all times you are responsible for all acts and omissions for each agent within the scope of his or her agency appointment. You shall exercise all responsibilities required by the applicable Federal and state laws and regulations. Additionally, You shall supervise Your agents to act in accordance with Your responsibilities under the following sections of this Agreement: 6.1, 6.2, 6.9, 6.10, 6.11, 7.1 and 7.2. We shall not have any responsibility for the supervision of any of Your agents.

3.7 We may, by written notice to You, refuse to permit any of Your agents to solicit or procure applications for the sale of any of the Contracts. By such notice We may also require You to cause any of Your agents to cease such solicitation or procurement, and/or require You to cancel the appointment of any of Your agents.

4.0      SEC Registered Contracts

4.1 If you are a Broker/Dealer, You agree that You have full responsibility for the training and supervision of all persons, including Your agents, employees and/or other affiliated persons or organizations, who are engaged directly or indirectly in the offer or sale of Contracts that are registered with the SEC. You also agree that all such persons or organizations shall be subject to Your control with respect to their activities in connection with such Contracts. You must certify to Our satisfaction the qualifications of all such persons or organizations. You must notify us immediately if any such person or organization ceases to be Your registered representative or ceases to be qualified in any manner to sell, procure or in any way service such Contracts.

4.1.1 You shall fully comply with the requirements of the NASD and the Securities and Exchange Act of 1934 and all other applicable Federal or state laws. You shall establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of Your agents, employees and/or affiliated persons or organizations. Upon Our request, you shall furnish in a timely fashion any records necessary to establish such diligent supervision.

4.1.2 Each of Your agents will not be permitted to solicit and procure applications for Contracts until You and that agent have entered into an agreement appointing that person or organization as both Your agent and registered representative. Under that agreement, such agent must agree: (a) that his or her selling activities relating to the Contracts will be under Your supervision and control; and (b) that his or her right to continue to solicit and procure such Contracts is subject to his or her continued compliance with such agreement.

4.1.3 Should one of Your agents fail or refuse to submit to Your supervision in accordance with both this Agreement and the agreement noted above in Section 4.1.2, or if such agent otherwise fail to comply with your rules or meet Your standards, You shall immediately: (a) notify such agent that he or she is no longer authorized to solicit or procure Contracts; (b) take whatever additional action is necessary to terminate sales activities of such agent in relation to the Contracts: and (c) notify Us that You have terminated such agent's authority.

4.2 If You are not a Broker/Dealer but a member of an affiliated group of legal entities one of which is a Broker/Dealer and a party to this Agreement. You agree that with respect to contracts registered with the SEC, Your agents shall be registered representatives of such Broker/Dealer.

4.2.1 As appropriate, any reference in this Agreement to You shall apply equally to such Broker/Dealer.

4.2.2 You hereby direct Us to pay any compensation due under paragraph 5 of this Agreement to such Broker/Dealer.

4.3 You shall not solicit or procure any Contracts registered with the SEC or permit any agent to do so until You have been appointed as a registered representative of Skandia Life Equity Sales Company, Inc. if You are neither a Broker/Dealer nor a member of an affiliated group of legal entities one of which is a Broker/Dealer.

4.4 All other provisions of this Agreement apply to the sale of Contracts registered with the SEC.

5.0      Compensation

5.1 We pay You as full compensation under this Agreement, commissions and/or service fees on premiums to Us while this Agreement is in effect on account of Contracts issued upon applications procured under this Agreement.

5.2 We pay commissions and/or service fees in relation to Contracts in the amounts and for the periods of time set out in the Schedule which is in effect at the time such Contracts are sold.

5.3 Schedules are subject to change upon written notice to You. Such changes shall not affect compensation due on either premiums or applications received for contracts later issued if receipt at Our Home Office occurs prior to the effective date of a change.

5.4 Any current or subsequent Schedule may provide other or additional conditions regarding compensation and if so, will be controlling to the extent of other or additional conditions.

5.5 Compensation is payable only on applications We accept, and only after We receive at Our Home Office both the required premium and any outstanding delivery requirements as established by law, regulation or by Us.

5.6 No compensation is payable on premium (other than premiums on health insurance contracts) we waive under any "waiver of premium" provision.

5.7 You agree to repay to Us in full the total compensation paid to You on any Contract premium. We return for any reason any amounts related to such premium. You agree to repay such compensation within thirty (30) business days of notice to You of such a return of amounts relating to premium.

5.8 Any compensation otherwise payable to You in accordance with this Section 5 shall be reduced by any amount payable: (1) on Your behalf and on Your instructions directly to any person or organization appointed by You and Us; and/or (2) to a resident licensed agent in a state which requires the countersignature by, or the effectuating of insurance through, a resident licensed agent.

Any compensation shall cease to be payable on and after termination of this Agreement if such occurs for one or more of the reasons specified in Section 8.2.

5.10 We shall not be obligated to pay any compensation related to Contracts registered with the SEC if You are disqualified for continued registration with the NASD, as such would represent a violation of NASD rules. In such event, We shall hold any compensation due in "escrow" from the date of such disqualification, provided You (a) commence an appeal to the NASD within 180 days following the disqualification notice; (b) actively pursue such appeal, and
(c) notify Us of such appeal. Should Your NASD registration be reinstated, all compensation due or becoming due to You during the period of disqualification shall be immediately paid, without interest, provided this does not violate any NASD rules or regulations in effect at said time.

6.0      General Provisions

6.1 You shall cooperate with Us in the investigation and settlement of all claims against You, and of Your agents and/or Us relating to the solicitation or procurement of Contracts under this Agreement. You shall promptly forward to Us at Our Home Office any notice of claim into Your possession.

6.2 You shall keep full and accurate records of the business You transact under this Agreement and shall forward to Us such reports of said business as We may prescribe. We have the right to examine and inspect said records at reasonable times. All rate books, manuals, forms. supplies, and any other properties furnished by Us and in Your possession shall be returned to Us Immediately on termination of this Agreement.

6.3 You shall bear all of Your expenses incurred in the performance of this Agreement.

6.4 It is Your duty under this Agreement to obtain applications for the contracts, and, where appropriate, to conserve and renew coverage placed with Us.

6.5 All applications for Contracts are subject to Our acceptance. We reserve the right to prescribe conditions, rules and regulations for the offer and acceptance of its Contracts, which may be changed from time to time. Such conditions, rules and regulations, and changes to such, will be forwarded to your last known mailing address.

6.6 We reserve the right to modify, change or discontinue the offering of any form of Contract at any time in any jurisdiction.

6.7 No waiver or modification of this Agreement will be effective unless it is in writing and is signed by one of Our duly authorized officers, and by You or one of Your duly authorized officers.

6.8 Our failure to enforce any provision of this Agreement shall not constitute a waiver of any such provision. Our past waiver of a provision shall not constitute a course of conduct or a waiver in the future of that provision.

6.9 You shall forward to Us at Our Home Office, by certified mail, any legal process or notice served on You in a suit or proceeding against You.

6.10 You may not use any advertising material, prospectus, proposal or representation, either in general or in relation to a Contract, unless furnished by Us or until You obtain Our prior consent. You shall cease using any such materials or making any such representation upon receipt of notice that such materials are no longer available for such purposes. You shall not issue or recirculate any illustration, circular, statement or memorandum of any sort which misrepresent the terms, benefits or advantages of any Contract issued by the Company, or make any misleading statement as to either benefits to be received in relation to a Contract or the practices of financial position of the Company.

6.11 In regard to Contracts registered with the SEC, You agree not to make written or oral representations except such as are contained in current prospectuses and authorized supplementary sales literature made available by Us. In respect to such products You also agree to comply with the SEC Statement of Policy and the regulations thereunder of the NASD.

6.12 You shall indemnify and hold Us Harmless from any loss or expense on account of breach of this agreement, including but not limited to, any unauthorized act of transaction by You, Your employees or persons appointed by or affiliated with You, or any claim by one or more of Your agents for compensation due or to become due on account of such agent(s) sale(s) of Contracts.

6.13 You expressly authorize Us to charge against all compensation due or to become due You under this Agreement any amounts paid or liabilities incurred by Us under this Agreement.

6.14 You shall not offer or pay any rebate of premium or make any offer of or provide any other inducement not specified in the Contracts to any person or organization in relation to the solicitation or procurement of Contracts. You shall not make any misrepresentation or incomplete comparison between contracts or companies for the purposes of inducing a policy or contract holder of any other company to lapse, forfeit or surrender such policy or contract.

6.15 No assignment of this Agreement or compensation payable hereunder shall be valid unless We authorize it in writing. Every assignment shall be subject to any indebtedness and obligation You owe Us and any applicable state insurance laws or regulations pertaining to such assignments.

6.16 We may deduct at any time every indebtedness or obligation You owe Us from any monies due under this Agreement.

6.17 Any outstanding indebtedness You owe Us shall become immediately due and payable on termination of the Agreement.

7.0      Limitation of Authority

7.1 You are not authorized, and are expressly forbidden on Our behalf, to incur any indebtedness or liability, or make, alter, or discharge agreements, or to waive forfeitures, extend time of payment of any premium, waive payment in cash, or to receive any money due or to become due Us, or to perform any other act, except as specifically provided in this Agreement.

7.2 No individual Contract providing life, health or disability insurance coverage shall be delivered if You or Your sub-agent has knowledge that the health of any person proposed for insurance has changed since the application was taken or unless the first premium has been fully paid and delivery made by the delivery date We specify, or if no delivery date is specified, within sixty
(60) days from the date we mail the Contract. You shall return immediately to Us at Our Home Office any Contract not delivered in accordance with this Paragraph.

8.0      Termination

8.1 This entire  Agreement  may be  terminated  by either party by giving thirty
(30) days' notice in writing to the other party. Such notice shall be mailed to Your last known mailing address on Our records, or in the event you choose to terminate the Agreement, to Our Home Office.

8.2 This Agreement shall automatically terminate without notice upon occurrence of any of the following events:

         (a) Your bankruptcy or dissolution, or if You are organized as a partnership, bankruptcy or dissolution of any of the partners, except that in such case the Agreement shall only terminate as to the bankrupt or dissolved partner.

         (b) Fraud or gross negligence by You in the performance of any duties imposed on You by this Agreement or withholding or misappropriation, for Your own use, of Our funds or those of Our policy or contract holders, applicants, beneficiaries or payees.

         (c) When and if You materially breach this Agreement or materially violate Federal or state insurance and/or securities laws in any jurisdiction in which You transact business, whether or not in relation to Us or Our Contracts.

         (d) When and if You fail to obtain renewal of a necessary license in any jurisdiction, but only as to that jurisdiction.

         (e) When and if You are disqualified for continued membership with the NASD or registration with the SEC, but only as to Contracts registered with the SEC.

8.3 Sections 6.0 and 7.0 shall survive the termination of this Agreement, as appropriate.


     In witness whereof, the undersigned have executed this agreement this ___________ day of

_________________________, 19 ___.

_____    American Skandia Life Assurance Corporation

_____    Skandia Life Equity Sales Corporation


by: ____________________________________________________________________________

--------------------------------------------------------------------------------
(Name of Dealer)

by: ____________________________________________________________________________



                               ATTACHED SCHEDULES


_____ American Skandia Advisors Plan Annuity (ASAP - 05/92)

_____ Lifevest Guaranteed Maturity Annuity (Capital Appreciation and
      Tax Savings Plan)"Front-End Load" Contract (CATS - 05/90)

_____ LifeVest Guaranteed Maturity Annuity "Back-End" Load Contract
      (GMA - 05/89)

_____ LifeVest Principal and Income Plan (PIP - 01/90)

_____ LifeVest Savers Guaranteed Annuity (B/D) (SGA - 01/91)

_____ LifeVest Personal Security Annuity (PSA - 09/88)

_____ Alliance Capital Navigator Annuity (NAV - 07/92)